Exhibit 12A
                                                                     Page 1 of 2

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

       ------------------------------------------------------------------
                                    UNAUDITED

                                                        Six Months Ended
                                                  ---------------------------
                                                    June 30,        June 30,
                                                      2000            1999
                                                  -----------      ----------


OPERATING REVENUES                                 $942,895         $907,914
                                                    -------          -------

OPERATING EXPENSES                                  747,347          783,502
  Interest portion of rentals (A)                     4,519            7,537
                                                    -------          -------
      Net expense                                   742,828          775,965
                                                    -------          -------

OTHER INCOME:
  Allowance for funds used
    during construction                               1,332              809
  Other income, net                                  12,731            7,482
                                                    -------          -------
      Total other income                             14,063            8,291
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $214,130         $140,240
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 45,822         $ 47,470
  Other interest (B)                                  5,710            6,006
  Interest portion of rentals (A)                     4,519            7,537
                                                    -------          -------
      Total fixed charges                          $ 56,051         $ 61,013
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     3.82             2.30
                                                       ====             ====

Preferred stock dividend requirement               $  4,122         $  4,802
Ratio of income before provision for
  income taxes to net income (C)                      165.9%           165.6%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                   6,838            7,952
Fixed charges, as above                              56,051           61,013
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 62,889         $ 68,965
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        3.40             2.03
                                                       ====             ====

                                                                     Exhibit 12A
                                                                     Page 2 of 2

           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED

NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $5,350 and $5,350 for the six month periods ended June 30, 2000 and 1999, respectively.

(C) Represents income before provision for income taxes of $158,079 and $79,227 for the six month periods ended June 30, 2000 and 1999, respectively, divided by net income of $95,304 and $47,842, respectively, for the same periods.